EXHIBIT 99.1

CHINA SUN GROUP HIGH-TECH CO. ANNOUNCES RECORD RESULTS FOR THE FISCAL YEAR ENDED MAY 31, 2009
--Revenue Increases 46% to $37 Million; Net Income Up 27% to $8.6 Million--

LIAONING PROVINCE, China, August 28 2009: China Sun Group High-Tech Co. (OTCBB: CSGH), which through its wholly-owned subsidiary Dalian Xinyang High-Tech Development Co. Ltd. ("DLX") has the second largest cobalt series production capacity in the People's Republic of China ("PRC"), today announced record financial results for its fiscal year ended May 31, 2009.  Details are provided on the Company's Form 10-KSB filed with SEC and available at www.sec.gov.

For the twelve months ended May 31, 2009, China Sun Group reported record revenue of $37 million, representing an increase of 46% compared to revenue of $25.3 million for the same period in 2008. The increase was primarily attributed to new sales channel partnerships and increased sales to new customers. Net income for the fiscal year ended May 31, 2009 was $8.6 million, an increase of 27% compared to net income of $6.7 million for the fiscal year ended May 31, 2008. Earnings per diluted share were $0.16 in fiscal 2009 compared to earnings per diluted share of $0.13 in fiscal 2008, based on a total number of weighted average number of shares outstanding of 53,422,971.

Bin Wang, CEO of China Sun Group, stated, “Fiscal 2009 represented a year of impressive top- and bottom-line growth. Despite a challenging economy, we maintained a healthy balance sheet with no long-term debt and a strong cash position. Our cash grew from $3.9 million at the beginning of fiscal 2009 to $9.2 million at May 31, 2009, representing an increase of 137% year-over-year.  Our research and development efforts have enabled us to reduce our costs and increase our productivity, while introducing new product innovations like the alternative battery component material, lithium iron phosphate (“li-ion”).”

Wang continued, “Since DLX produced its first batch of li-ion in April 2009, we have signed contracts with several key customers in China. These customers are in various stages of testing this environmentally-sound material. Li-ion batteries are used in a number of consumer gadgets, such as mobile phones, PDAs, laptops, and digital cameras, in electric automobiles and solar and wind energy storage units and have many government and military applications.  We believe that we are competitively positioned to serve diverse, emerging and large markets for li-ion battery components in China and worldwide. Combined with increased sales in our cobalt-based product lines, we are confident in our growth prospects for fiscal 2010,” concluded Wang.

About China Sun Group

China Sun Group High-Tech Co., ("China Sun Group") produces anode materials used in lithium ion batteries. Through its wholly-owned operating subsidiary, Dalian Xinyang High-Tech Development Co. Ltd ("DLX"), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in the People's Republic of China. Through its research and development division, DLX owns a proprietary series of nanometer technologies that supply state-of-the-art components for advanced lithium ion batteries. Leveraging its state-of-the-art technology, high-quality product line and scalable production capacity, the Company plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn.

The statements contained herein that are not historical facts are considered "forward-looking statements." Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

    Contact:
    China Sun Group
    Thomas Yang
    Assistant to the President
    Tel: 917-432-9350 (U.S.) or
    86 411 8288 9800/8289 2376 (China)
    Fax: 86 411 8289-2739
    e-mail: yang_xianfu@yahoo.com.cn